UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2013

ZOGENIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34962	20-5300780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12400 High Bluff Drive, Suite 650, San Diego, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 259-1165

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On November 5, 2013, Zogenix, Inc. (the “Company” or “Zogenix”) gave notice to Cantor Fitzgerald & Co. that it was terminating its Controlled Equity OfferingSM Sales Agreement, dated March 27, 2013 (the “Cantor Agreement”), pursuant to Section 12(b) of the Cantor Agreement. The Company elected to terminate the Cantor Agreement in order to sell shares of its common stock, par value $0.001 per share (“Common Stock”), which were otherwise reserved for issuance pursuant to the Cantor Agreement, in an underwritten offering, which is described in more detail below under Item 8.01 of this Current Report on Form 8-K. The termination of the Cantor Agreement will be effective on November 16, 2013.

The Cantor Agreement is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 27, 2013. The description of the Cantor Agreement does not purport to be complete and is qualified in its entirety by reference to the Cantor Agreement filed therewith as an exhibit to such report.

Item 8.01	Other Events.

On November 5, 2013, Zogenix entered into an underwriting agreement (the “Underwriting Agreement”) with Stifel, Nicolaus & Company, Incorporated and Leerink Swann LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale of 26,666,667 shares (the “Shares”) of Common Stock. The price to the public in this offering is $2.25 per Share. The Underwriters have agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $2.115 per Share. The net proceeds to the Company from this offering are expected to be approximately $56 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The offering is expected to close on or about November 12, 2013, subject to customary closing conditions. In addition, under the terms of the Underwriting Agreement, the Company has granted the Underwriters a 30-day option to purchase up to 4,000,000 additional Shares to cover over-allotments, if any.

The offering is being made pursuant to the Company’s effective registration statements on Form S-3 (Registration Statement Nos. 333-185901 and 333-192109) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) and a prospectus supplement and accompanying prospectus filed with the SEC.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this report and is incorporated by reference herein. A copy of the opinion of Latham & Watkins LLP relating to the legality of the issuance and sale of the Shares to purchase shares of Common Stock in the offering is attached as Exhibit 5.1 to this report.

The Company issued press releases on November 4, 2013 and November 5, 2013 announcing the commencement of the offering and the pricing of the offering, respectively, which press releases are attached as Exhibits 99.1 and 99.2, respectively, to this report.

***

Zogenix cautions you that statements included in this report that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding the completion of the offering and the expected net proceeds therefrom. The inclusion of forward-looking statements should not be regarded as a representation by Zogenix that any of these results will be achieved. Actual results may differ from those set forth in this report due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, as well as risks and uncertainties inherent in Zogenix’s business, including those described in the company’s periodic filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Zogenix undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 5, 2013, by and between Zogenix, Inc. and Stifel, Nicolaus & Company, Incorporated and Leerink Swann LLC, as representatives of the several underwriters named therein

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

99.1	Press Release dated November 4, 2013

99.2	Press Release dated November 5, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOGENIX, INC.

Date: November 6, 2013	By:	/s/ Ann D. Rhoads
	Name:	Ann D. Rhoads
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 5, 2013, by and between Zogenix, Inc. and Stifel, Nicolaus & Company, Incorporated and Leerink Swann LLC, as representatives of the several underwriters named therein

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

99.1	Press Release dated November 4, 2013

99.2	Press Release dated November 5, 2013